Exhibit 99.1

RELEASE DATE: June 15, 2007

CONTACT:	Media and Financial Community:
Dennis Halpin
304-234-2421

Compliance with NASDAQ Marketplace Rule 4350(i)(1)(A)

WHEELING, WV, June 15, 2007 – Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today announced that it has amended the notes issued in March 2006 to affiliates of James P. Bouchard, the Company’s Chairman and Chief Executive Officer, and Craig T. Bouchard, the Company’s Vice Chairman and President. Because the original notes could convert into common stock of the Company at a price less than the market value of the Company’s common stock on the date of note issuance, NASDAQ staff advised that the issuance of notes to affiliates of Messrs. Bouchard is considered a form of “equity compensation.” Such compensation would require shareholder approval prior to issuance under Marketplace Rule 4350(i)(1)(A). The amendments to these notes include a provision that any conversion into Company common stock would be at the closing price of the Company’s common stock on March 15, 2007, or $24.51. On June 13, 2007, the Company received a letter from NASDAQ confirming that the Company is in compliance with the NASDAQ Rules and that this matter is closed.

About Wheeling-Pittsburgh:

Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.